Exhibit 25.2(k)(8)(b)

Fund of Funds Investment Agreement

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of March 2, 2022, is between The Glenmede Fund, Inc. (the “Company”), a Maryland corporation, on behalf of its separate series listed on Schedule A hereto (each, an “Acquired Fund”), severally and not jointly, and First Trust Alternative Opportunities Fund, a Delaware statutory trust (the “Acquiring Fund” and, together with the Acquired Fund, the “Funds”).

WHEREAS, Acquiring Fund is a closed-end management investment company and Acquired Fund is an open-end management investment company, and each is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act generally limits the extent to which a registered investment company may invest in shares of another registered investment company and Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered open-end investment company, its principal underwriter, or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) generally permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies in excess of the limitations under Sections 12(d)(1)(A) subject to certain terms and conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of one or more the Acquired Funds in excess of the limitations under Sections 12(d)(1)(A) in reliance on the Rule.

NOW, THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule:

1.	Terms of Investment

a)              In order to help reasonably address the risk of undue influence on an Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:

(A)            In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request in excess of $250,000 partially or wholly in-kind.

(B)            Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days and/or to provide advance notification of redemption requests to an Acquired Fund whenever practicable and consistent with the Acquired Fund’s best interests.

(C) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

b)            In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations and Obligations of the Acquired Fund

Each Acquired Fund agrees to:

(a)	comply with the terms and conditions of the Rule and this Agreement;

(b)	promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, or with this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of the Rule; and

(d)	provide, subject to applicable law, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of the Rule, including information on the fees and expenses of the Acquired Fund.

3.	Representations and Obligations of the Acquiring Fund

The Acquiring Fund agrees to:

(a)	comply with the terms and conditions of the Rule and this Agreement;

(b)	promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of the Rule with respect to its investment in an Acquired Fund, or this Agreement; and

(c)	adopt policies and procedures reasonably designed to prevent violations of the Rule; and

(d)	provide, subject to applicable law, the Acquired Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquired Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of the Rule, including information on the Acquiring Fund’s scale of investment in the Acquired Fund.

4.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund and each Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on the Rule, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by the Rule.

5.	Indemnification

(a)            The Acquiring Fund agrees to hold harmless, indemnify and defend each Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of the Rule, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, or advisers.

(b)            Each Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of the Rule, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)            In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Funds or the Acquired Funds that are involved in the matter in controversy and not to any other series.

(d)            Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

(e)            Any liability pursuant to the foregoing provisions shall be several and not joint.

6.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquired Funds:	If to the Acquiring Fund(s):

Mr. Kent E. Weaver – President

c/o The Glenmede Fund, Inc.

1650 Market Street, Suite 1200

Philadelphia, PA 19103

Fax: 215-419-6720

Email: kent.weaver@glenmede.com

With copies to:

Mr. Christopher E. McGuire – Treasurer

c/o The Glenmede Fund, Inc.

1650 Market Street, Suite 1200

Philadelphia, PA 19103

Fax: 215-845-0120

Mr. Chad Eisenberg – Treasurer

c/o First Trust Capital Management L.P.

225 W. Wacker Drive, Suite 2100

Chicago, IL 60606

Fax: 847-386-2910

Email: ceisenberg@FirstTrustCapital.com

With copies to:

Mr. Marc Bassewitz – Chief Compliance Officer and General Counsel

c/o First Trust Capital Management L.P.

225 W. Wacker Drive, Suite 2100

Chicago, IL 60606

Fax: 847-386-2910
Email: chris.mcguire@glenmede.com	Email: mbassewitz@FirstTrustCapital.com

Ms. Kimberly C. Osborne – Assistant Treasurer

c/o The Glenmede Fund, Inc.

1650 Market Street, Suite 1200

Philadelphia, PA 19103

Fax: 215-419-6720

Email: kim.osborne@glenmede.com

Mr. Bernard Brick – Assistant Secretary

c/o The Glenmede Fund, Inc.

One Lincoln Street

Boston, MA 02111

Mailstop: SFC 0805

Email: bjbrick@statestreet.com

7.	Term and Termination; Assignment; Amendment; Governing Law

(a)            This Agreement shall be effective for the duration of each Acquired Fund’s and the Acquiring Fund’s reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in an Acquired Fund made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 7(b).

(b)            This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits.

(c)            This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(d)            Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(e)            This Agreement may be amended only by a writing that is signed by each affected party. No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(f)            This Agreement will be governed by laws of Maryland without regard to choice of law principles.

8.	Miscellaneous

(a)            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(b)            If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE GLENMEDE FUND, INC. ON BEHALF OF ITS SERIES LISTED ON APPENDIX A

/s/ Kent E. Weaver

Print Name: Kent E. Weaver
Title: President

FIRST TRUST ALTERNATIVE OPPORTUNITIES FUND

Print Name: Chad Eisenberg
Title: Treasurer

Appendix A

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The Glenmede Fund, Inc.

-      Glenmede Secured Options Portfolio (GLSOX)